Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Camtek Ltd:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-84476, 333-113139, 333-156287,  333-168234 and 333-174165) on Form S-8 of Camtek Ltd. of our report dated March 3, 2014, with respect to the consolidated balance sheets of Camtek Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F of Camtek Ltd.

Somekh Chaikin
A member firm of KPMG International
Certified Public Accountants (Isr)

Tel Aviv, Israel
March 3, 2014